Exhibit 99.2

FastenTech to Present at the Lehman Brothers 2006 High Yield

Bond and Syndicated Loan Conference

- Provides guidance for fiscal year ending 2006

Minneapolis, MN — March 15, 2006 — FastenTech Inc., a leading manufacturer of highly engineered specialty components for critical applications, today announced that the Company’s President and Chief Executive Officer, Ronald Kalich, and its Senior Vice President and Chief Financial Officer, Michael Elia, will each be speaking at the Lehman Brothers 2006 High Yield Bond and Syndicated Loan Conference being held at Disney’s Yacht & Beach Club Resort in Orlando, Florida. The presentation is scheduled to begin at 7:30 a.m. ET on March 16, 2006.

A live webcast of FastenTech’s presentation is being hosted by Lehman Brothers and will be available to all interested parties through the Lehman Brothers high yield conference website at http://www.lehman.com/conferences/2006HYBSL/ under the Audio Webcasts link or you may copy the following website address into your Internet browser to link directly to the broadcast: http://customer.talkpoint.com/LEHM002/031506a_cs/speaker.asp?entity=Fastentech. To ensure a timely connection to the webcast it is recommended that users register at least 15 minutes before the webcast begins. The replay will be available for a period of ninety days and may be accessed by using the same links provided above or under the Investor Relations section of FastenTech’s website under the Presentations link.

As previously announced, the Company recently reported its operating results for the fiscal 2006 first quarter ended December 31, 2005. Reflecting the Company’s strong organic growth and the implementation of its acquisition and divestiture strategy over the past two years which moved the Company away from the automotive market to high growth, high margin markets with favorable long-term trends, net sales and net income for the first quarter rose 32% and 243%, respectively. Moving forward, the Company expects to deliver enhanced profitability and free cash flow generation and provides the following financial guidance for fiscal 2006 (ending September 30, 2006):

•	Net Sales growth between 25% – 30% over fiscal 2005 net sales of $327.5 million, and 4% - 6% over proforma fiscal 2005 net sales of $402.6 million

•	Adjusted EBITDA margins from continuing operations of approximately 15% – 16% (earnings before interest, taxes, depreciation and amortization divided by net sales)

•	Capital expenditures of $10 - $12 million

•	Cash interest of approximately $29 million

•	Cash taxes of approximately $4 million

•	Operating cash flow (after interest and taxes) of $18 to $22 million and net total debt leverage of around 4.25 times

About the Company

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Adjusted EBITDA and Other Non-GAAP Supplemental Information

Adjusted EBITDA and proforma results are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results as reported in the Company’s Form 10-Q filed February 14, 2006. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Proforma results are presented to aid in the analyses of reported results because of the significant acquisition activity the Company has engaged in over the past twenty-four months. Proforma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor proforma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and proforma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor proforma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Forward Looking Statements

The matters discussed in this press release may constitute forward-looking statements that are subject to many uncertainties. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with: our actual versus expected internal growth; our high degree of leverage; our ability to comply with certain financial and other covenants in our loan agreements and indentures; the success or failure of our growth strategies, including international expansion; our ability to attract and retain customers; our ability to accurately predict our production capacity requirements; our ability to attract and retain key personnel; our ability, and the ability of our customers, to maintain good labor relations with our and their respective employees and the union representing them; our ability to develop and market new products and to innovate existing product lines; our ability to protect our intellectual property; the cost and availability of raw materials, especially steel; trends and conditions in our business, including trends in the markets that we serve; our ability to identify and integrate acquisitions; our future capital needs; our ability to continue to control costs and maintain quality; our ability to comply with applicable governmental laws and regulations and the cost of such compliance; and competitive conditions in the markets in which we operate. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by FastenTech that FastenTech’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Company Contacts:	Michael R. Elia, Senior VP and CFO, (952) 921-2091
Mike Vanyo, VP and Corporate Controller, (952) 921-2092